As filed with the Securities and Exchange Commission on November 8, 2012

Registration Statement No. 333-131313

Registration Statement No. 333-173664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131313

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173664

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0216911
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

900 East Main Street, Suite T
Easley, South Carolina	29640
(Address of Principal Executive Offices)	(Zip Code)

Computer Software Innovations, Inc. 2005 Incentive Compensation Plan

(Full title of the plan)

Russell Young

Corporate Controller

900 East Main Street, Suite T

Easley, South Carolina 29640

(Name and address of agent for service)

(864) 855-3900

(Telephone number, including area code, of agent for service)

Copies to:

Paul Hilton

David Crandall

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, Colorado 80202

(303) 899-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

Computer Software Innovations, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Company pursuant to the Computer Software Innovations, Inc. 2005 Incentive Compensation Plan pursuant to the following registration statements (collectively, the “Registration Statements”):

•                  Registration Statement on Form S-8 (File No. 333-131313), registering 1,100,000 shares of Common Stock, filed with the Securities and Exchange Commission on January 27, 2006; and

•                  Registration Statement on Form S-8 (File No. 333-173664), registering 650,000 shares of Common Stock, filed with the Securities and Exchange Commission on April 21, 2011.

On November 8, 2012 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of October 2, 2012 (the “Merger Agreement”), among the Company, NHCC Merger Corp. (“Merger Sub”), N. Harris Computer Corporation (“Harris”), and, solely for the purposes of Section 9.14 thereof, Constellation Software Inc., Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Harris.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easley, State of South Carolina, on November 8, 2012.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Jeff Bender
Name:	Jeff Bender
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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